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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M   4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[X] Check this box if no longer subject
    to section 16. Form 4 or form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
--------------------------------------------------------------------------------

1. Name and Address of  2. Issuer Name and Ticker  6. Relationship of Reporting
   Reporting Person*       or Trading Symbol          Person(s) to Issuer
                                                       (Check all applicable)
 Winston Barta             Growth Mergers, Inc.
                                               GMGE   X  Director   X  10% Owner
 ------------------------  ------------------------  ---           ---
 (Last)  (First) (Middle)                             X  Officer       Other
                                                     --- (give     --- (specify
 1901 - 1188 Quebec St.                                   title         below)
 -----------------------------                            below)
       (Street)                                              President
                                                     ---------------------------
  Vancouver, BC Canada, V6A 4B3
  -----------------------------
    (City) (State) (Zip)

3. I.R.S. Identification     4. Statement for      7. Individual or Joint/
   Number of Reporting          Month/Day/Year        Group Filing
   Person, if an entity           1/23/03             (Check Applicable Line)
   (Voluntary)                  -----------------         Form filed by One
    NONE                                               X  Reporting Person
   ----------------------    5. If Amendment,         ---
                                Date of Original          Form filed by More
                                (Month/Day/Year)          than One Reporting
                                                          Person
                                -----------------     ---

                         Table I -- Non-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Trans-  2.A       3. Trans-     4. Securities
   (Instr. 3)            action  Deemed       action        Acquired (A) or
                         Date    Execution    Code          Disposed of (D)
                                 Date, if     (Instr. 8)    (Instr. 3, 4, and 5)
                                 any
                        (Month   (Month                            (A)
                          Day/     Day/                             or
                         Year)    Year)       Code   V      Amount (D)   Price
   Common Shares     Jan 23,2003                S         5,000,000 D   $0.0296
   -----------------  ---------  --------- ------------- -----------------------

   -----------------  ---------  --------- ------------- -----------------------

   -----------------  ---------  --------- ------------- -----------------------
            5. Amount of           6. Owner-        7. Nature of
               Securities             ship             Indirect
               Beneficially           Form:            Beneficial
               Owned                  Direct           Owner-
               Following              (D) or           ship
               Reported               Indirect
               Transaction(s)         (I)
               (Instr. 3 and 4)       (Instr. 4)       (Instr. 4)
                                                     Held through Express
                                                     Enterprises, Inc.
                                                     which reported the
                     0                  I            sale on Jan. 23
            -------------------    -------------    ---------------------

            -------------------    -------------    ---------------------

            -------------------    -------------    ---------------------

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of   2. Conver-  3. Trans-  3A.       4. Trans-     5. Number of Deriv-
   Derivative    sion or     action  Deemed       action        ative Securities
   Security      Exercise    Date    Execution    Code          Acquired (A) or
   (Instr. 3)    Price of            Date, if     (Instr. 8)    Disposed of (D)
                 Deri-       (Month/ any                        (Instr. 3, 4
                 vative       Day/                               and 5)
                 Security     Year)  (Month
                                      Day/
                                      Year)      Code   V         (A)     (D)
     N/A          N/A        N/A       N/A       N/A    N/A       N/A     N/A
   ---------- ----------- ---------- --------- ------------- -------------------

   ---------- ----------- ---------- --------- ------------- -------------------

   ---------- ----------- ---------- --------- ------------- -------------------

6. Date Exer-         7. Title and Amount of    8. Price of    9. Number of
   cisable and           Underlying Securities     Derivative     derivative
   Expiration            (Instr. 3 and 4)          Security       Securities
   Date                                            (Instr. 5)     Benificially
   (Month/Day                                                     Owned Follow-
    Year)                                                         ing Reported
                                                                  Transaction(s)
   Date      Expira-                Amount or                     (Instr. 4)
   Exer-     tion          Title    Number of
   cisable   Date                   Shares
    N/A       N/A          N/A        N/A            N/A             N/A
   -----------------  ------------------------  -------------  -----------------

   -----------------  ------------------------  -------------  -----------------

   -----------------  ------------------------  -------------  -----------------

10. Ownership       11. Nature of
    Form of             Indirect
    Derivative          Beneficial
    Security:           Ownership
    Direct (D) or       (Instr. 4)
    Indirect (I)
    (Instr. 4)
        N/A              N/A
    -------------   --------------

    -------------   --------------

    -------------   --------------

Explanation of Responses:

Mr. Barta owns 100% of Express Enterprises Ltd which in turn owned 5,000,000 shares of Growth Mergers. Express sold its shares on Jan 23, 2003 and reported the sale through a Form 4. Mr. Barta was not aware that he also had to file a Form 4 until February 2003.



                         /s/ Winston Barta                     February 13, 2003
                       -------------------------------         -----------------
                       **Signature of Reporting Person         Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the  form is  filed  by more  than one  reporting  person,  see Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.